Exhibit 99.1

Highpower International Reports Unaudited First Quarter 2018 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, May 11, 2018 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights (all results compared to prior year period)

•	Net sales for the first quarter of 2018 increased by 18.9% to $49.8 million from $41.9 million. Excluding the impact of Ganzhou Highpower Technology Co., Ltd. ("GZ Highpower"), net sales increased 24.1% to $49.8 million from $40.1 million.
•	Lithium business net sales increased 33.1% to $36.6 million from $27.5 million.
•	Gross margin decreased to 15.2% of net sales compared to 23.7%. Excluding GZ Highpower, gross margin was 15.2% compared to 23.3%.
•	Net loss attributable to the Company was $1.1 million, or loss of $0.07 per diluted share, compared to net income attributable to the Company of $2.5 million, or earnings of $0.17 per diluted share. Excluding GZ Highpower, net loss attributable to the Company was $1.1 million compared to net income attributable to the Company of $2.3 million.

Recent Event

•	On February 28, 2018, the Company signed an investment agreement (the “Agreement”) with an aggregate amount of RMB4.9 million (approximately $0.8 million) for 49% of the equity interest of Shenzhen V-power Innovative Technology Co., Ltd (“V-power”). Pursuant to the terms of the Agreement, the Company shall complete the capital injection to V-power no later than December 31, 2018. V-power focuses on the development of electronic vehicle battery management systems (“EV BMS”), in the future V-power will gradually extend the business to the design and production of EV power modules, energy storage systems (“ESS”), and related products.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “Despite the ongoing industry challenge of high raw material prices, we are pleased to beat our top-line guidance for the first quarter, driven by continued strong growth in our lithium business. During the quarter, we continued to focus on our core lithium products, such as by attending the 2018 International Consumer Electronics Show (CES) in Las Vegas, where we showcased our advanced rechargeable battery products for notebooks, smart phones, wearable devices, smart house appliances, portable power stations, and other digital products. We also increased our R&D efforts in order to fine-tune and develop new technologies that improve product safety and reliability as well as to provide solutions that fulfill the innovations of our international customer base.”

“While we continue to face industry cost headwinds, we are committed to improving our production efficiency and maintaining an efficient supply chain. As always, we remain focused on sustainable growth and on providing clean, safe, and efficient power solutions to meet society’s needs,” Mr. Pan concluded.

First Quarter 2018 Financial Results

Net Sales

Net sales for the first quarter of 2018 increased 18.9% to $49.8 million from $41.9 million in the prior year period. The increase was driven by sales of the Company’s lithium business, which grew 33.1%, or $9.1 million, during the quarter. Excluding the impact of GZ Highpower, net sales increased 24.1% to $49.8 million from $40.1 million.

Gross Profit

Gross profit for the first quarter of 2018 decreased 23.8% to $7.6 million from $9.9 million in the prior year period due to high raw material prices. Gross margin for the first quarter of 2018 was 15.2% compared to 23.7% in the prior year period. Excluding GZ Highpower, gross margin was 15.2% compared to 23.3%.

Operating Expenses

•	Research and development (R&D) expenses for the first quarter of 2018 were $2.6 million compared to $1.8 million in the prior year period. As a percentage of net sales, R&D expenses increased to 5.1% from 4.3% in the prior year period due to the Company’s continued investments in R&D.

•	Selling and distribution expenses for the first quarter of 2018 were $2.0 million compared to $1.6 million in the prior year period. As a percentage of net sales, selling and distribution expenses increased to 4.0% from 3.9% in the prior year period, remaining relatively stable.

•	General and administrative expenses for the first quarter of 2018 were $4.1 million compared to $3.1 million in the prior year period. As a percentage of net sales, general and administrative expenses increased to 8.3% from 7.3% in the prior year period. The increase was due to an increase of the provisions for the Company’s incentive plan.

Net Income

Net loss attributable to the Company for the first quarter of 2018 was $1.1 million. During the prior year period, the Company achieved a net income attributable to the Company of $2.5 million. Net loss attributable to the Company per diluted share for the first quarter of 2018 was $0.07 compared to a net income attributable to the Company per diluted share of $0.17 in the prior year period. Excluding GZ Highpower, net loss attributable to the Company was $1.1 million compared to net income attributable to the Company of $2.3 million in the prior year period.

For the quarter ended March 31, 2018, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,509,658.

EBITDA

EBITDA for the first quarter of 2018 decreased 88.2% to $0.6 million from $5.0 million in the prior year period.

A table reconciling EBITDA to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights
	March 31,	December 31,
($ in millions, except per share data)	2018	2017
	(Unaudited)
	$	$
Cash	$18.9	$14.5
Total Current Assets	$176.3	$156.0
Total Assets	$244.5	$220.3

Total Current Liabilities	$175.4	$152.3
Total Liabilities	$175.4	$153.1
Total Equity	$69.2	$67.2
Total Liabilities and Equity	$244.5	$220.3
Book Value Per Share	$4.46	$4.33

Financial Outlook

For the second quarter of 2018, the Company expects net revenues to grow over 30% year over year. Factoring in the impact of expected, continued high raw material prices, gross margin is expected to be similar or slightly lower than first quarter of 2018. For the full year 2018, the Company expects net revenues to grow at least 20% compared to 2017 and gross margin levels to exceed that of the first quarter of 2018.

Conference Call Details

The Company will hold a conference call on Friday, May 11, 2018 at 10:00 am Eastern Time or 10:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to https://78449.themediaframe.com/dataconf/productusers/hpj/mediaframe/24661/indexl.html. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA is reconciled in the accompanying table to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: yuanmei@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	March 31,	December 31,
	2018	2017
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	18,859,355	14,502,171
Restricted cash	32,639,148	25,953,946
Accounts receivable, net	56,240,961	58,252,999
Amount due from a related party	921,862	1,165,838
Notes receivable	67,612	2,606,517
Advances to suppliers	6,511,584	6,050,531
Prepayments and other receivables	5,029,550	4,268,527
Foreign exchange derivatives	661,111	236,436
Inventories	55,347,466	42,946,644

Total Current Assets	176,278,649	155,983,609

Property, plant and equipment, net	48,189,218	46,520,776
Long-term prepayments	4,243,891	3,715,445
Land use rights, net	2,719,885	2,639,631
Other assets	746,938	748,431
Deferred tax assets, net	1,135,550	750,267
Long-term investments	11,209,442	9,906,379

TOTAL ASSETS	244,523,573	220,264,538

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	61,149,301	60,368,012
Deferred government grant	799,040	309,638
Short-term loans	24,760,223	10,128,646
Non-financial institution borrowings	11,152,890	10,756,158
Notes payable	58,833,089	54,859,478
Amount due to a related party	780,702	-
Other payables and accrued liabilities	13,339,920	12,243,345
Income taxes payable	4,537,182	3,609,391

Total Current Liabilities	175,352,347	152,274,668

Income taxes payable, noncurrent	-	777,685

TOTAL LIABILITIES	175,352,347	153,052,353

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	March 31,	December 31,
	2018	2017
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,509,658 shares issued and outstanding at March 31, 2018 and at December 31, 2017, respectively)	1,551	1,551
Additional paid-in capital	12,951,177	12,709,756
Statutory and other reserves	6,549,815	6,549,815
Retained earnings	43,362,632	44,481,568
Accumulated other comprehensive income	6,306,051	3,469,495

TOTAL EQUITY	69,171,226	67,212,185

TOTAL LIABILITIES AND EQUITY	244,523,573	220,264,538

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	Three months ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
	$	$
Net sales	49,783,453	41,866,848
Cost of sales	(42,217,126)	(31,932,014)
Gross profit	7,566,327	9,934,834

Research and development expenses	(2,561,837)	(1,813,930)
Selling and distribution expenses	(1,975,096)	(1,638,313)
General and administrative expenses	(4,114,810)	(3,058,562)
Foreign currency transaction loss	(1,014,693)	(313,878)
Total operating expenses	(9,666,436)	(6,824,683)

(Loss) income from operations	(2,100,109)	3,110,151

Changes in fair value of warrant liability	-	(31,552)
Changes in fair value of foreign exchange derivatives	703,715	-
Government grants	329,820	349,515
Other income	23,561	228,578
Equity in earnings of investee	156,250	146,932
Interest expenses	(241,852)	(603,317)
(Loss) income before taxes	(1,128,615)	3,200,307

Income taxes benefit (expense)	9,679	(587,765)
Net (loss) income	(1,118,936)	2,612,542

Less: net income attributable to non-controlling interest	-	76,893
Net (loss) income attributable to the Company	(1,118,936)	2,535,649

Comprehensive income
Net (loss) income	(1,118,936)	2,612,542
Foreign currency translation gain (loss)	2,836,556	(24,001)
Comprehensive income	1,717,620	2,588,541

Less: comprehensive income attributable to non-controlling interest	-	79,551
Comprehensive income attributable to the Company	1,717,620	2,508,990

(Loss) earnings per share of common stock attributable to the Company
- Basic	(0.07)	0.17
- Diluted	(0.07)	0.17

Weighted average number of common stock outstanding
- Basic	15,509,658	15,119,693
- Diluted	15,509,658	15,299,029

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net (loss) income	(1,118,936)	2,612,542
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,475,228	1,274,334
Allowance for doubtful accounts	18,524	5,015
Loss on disposal of property, plant and equipment	21,805	3,262
Deferred tax	(356,616)	124,548
Changes in fair value of foreign exchange derivatives	(414,042)	-
Equity in earnings of investee	(156,250)	(146,932)
Share based compensation	241,421	24,401
Changes in fair value of warrant liability	-	31,552
Changes in operating assets and liabilities:
Accounts receivable	3,713,692	7,314,824
Notes receivable	2,622,925	235,222
Advances to suppliers	(236,789)	-
Prepayments and other receivables	(601,315)	(485,520)
Amount due from related parties	285,657	161,693
Amount due to a related party	-	193,240
Inventories	(10,779,233)	(3,623,242)
Accounts payable	(1,377,447)	(5,111,874)
Deferred income	475,783	116,359
Other payables and accrued liabilities	665,379	(1,977,117)
Income taxes payable	19,371	330,735
Net cash flows (used in) provided by operating activities	(5,500,843)	1,083,042

Cash flows from investing activities
Acquisitions of property, plant and equipment	(1,553,979)	(2,873,489)
Prepayment for long-term investment	(317,188)	-
Net cash flows used in investing activities	(1,871,167)	(2,873,489)

Cash flows from financing activities
Proceeds from short-term loans	14,427,164	2,910,418
Repayments of short-term loans	-	(1,381,758)
Proceeds from non-financial institution borrowings	-	8,726,892
Repayments of non-financial institution borrowings	-	(2,327,171)
Proceeds from notes payable	28,429,600	20,467,907
Repayments of notes payable	(26,488,407)	(13,081,781)
Proceeds from exercise of employee options	-	68,519
Net cash flows provided by financing activities	16,368,357	15,383,026
Effect of foreign currency translation on cash and restricted cash	2,046,039	(72,952)
Net increase in cash and restricted cash	11,042,386	13,519,627
Cash and restricted cash - beginning of period	40,456,117	20,538,033
Cash and restricted cash - end of period	51,498,503	34,057,660

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	327,565	132,481
Interest expenses	114,588	583,720

Reconciliation of Net Income to EBITDA

	Three months ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
	$	$
Net (loss) income attributable to the Company	(1,118,936)	2,535,649

Interest expense	241,852	603,317
Income taxes (benefit) expenses	(9,679)	587,765
Depreciation and amortization	1,475,228	1,274,334

EBITDA	588,465	5,001,065